News Release
FOR IMMEDIATE RELEASE

TEREX UPDATES 2014 GUIDANCE

WESTPORT, CT, September 15, 2014 – Terex Corporation (NYSE: TEX) today announced that it is lowering its full year 2014 guidance, as well as providing quarterly guidance for the third quarter. Full year 2014 earnings per share is now expected to be between $2.35 and $2.50, as adjusted for certain non-recurring items. Previous full year 2014 guidance was an earnings per share of between $2.50 and $2.80. Due to the timing of this announcement, the Company is also providing third quarter 2014 earnings per share guidance of $0.55 - $0.65 per share, excluding certain non-recurring items.

The primary driver of the guidance change is weakness in the Cranes segment. Despite a positive trend in book-to-bill ratios over the first half of 2014, the Cranes order rate has dropped significantly in July and August. Additionally, Cranes customers in developing markets are struggling to secure financing for orders scheduled for delivery in the second half of 2014.

“We do not take lightly the need to adjust market expectations. Admittedly, the global Cranes marketplace has been challenging to forecast. During 2014, we have certainly seen more muted end markets in Cranes than we originally contemplated back in February. While we do see positive trends in certain aspects of our other segments, this has been more than offset by the recent weakness in Cranes end markets,” commented Ron DeFeo, Terex Chairman and CEO.

“The balance of our guidance remains intact, including our guidance for Free Cash Flow of between $200 and $250 million in 2014. We also remain positive on the longer term prospects for EPS growth in our business, driven in no small part by the internal improvement initiatives underway throughout our Company.”

Forward Looking Statements
This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/ TerexCorporation) to make information available to its investors and the market.

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com